Exhibit 10.16

Summary of Translation of

Guarantee Agreement Numbered 2005 Wangbaozhi No. 002

On February 6, 2005, with an aim to guarantee our liabilities under the Loan Agreement made between Beijing Haidian District Yuyutan Rural Credit Cooperation (the “Lender”) and us, Beijing Hejia Software Technology Co., Ltd. (the “Guarantor”) entered into a Guarantee Agreement with the Lender, in which the Guarantor will undertake joint and several liability to guarantee to our liability to the Lender. The scope of guarantee includes the amount of the loan of RMB 2,800,000, interest, over-due interest, compound interest, compensation, damage, cost to realize the creditor’s rights (which include, without limitation, litigation costs, lawyers’ fees and traveling expenses) and other accrued costs. The guarantee period shall commence on the effective date of this Guarantee Agreement and end two years after the expiration of the time period for us to refund the loan, as provided in the Loan Agreement; in case the Loan Agreement is extended, the Guarantor shall continue undertaking the guarantee responsibilities and the guarantee period shall be extended to the date two years after the date when the extended loan expires. As a fee for its willingness to provide this guarantee, we agree to lend the Guarantor an aggregate of RMB 800,000. Such loan shall be repaid upon the expiration of the guarantee and shall accrue interest at the rate of 5.58% per annum.